Exhibit 99.1

For Immediate Release	For More Information Contact:
Barron Beneski (703) 406-5528
Public and Investor Relations
Beneski.barron@orbital.com

ORBITAL NAMES RONALD T. KADISH TO BOARD OF DIRECTORS

— Retired Air Force Lt. General Headed Missile Defense Agency —

(Dulles, VA 30 June 2005) — Orbital Sciences Corporation (NYSE: ORB) announced today that Ronald T. Kadish, Lt. General (United States Air Force, retired), the former Director of the U.S. Missile Defense Agency, has been appointed to the company’s Board of Directors. General Kadish becomes the company’s 14th Board member, joining a group of ten other distinguished non-management Directors drawn from the aerospace and defense industry, government service, financial institutions and academia, plus three members of Orbital’s executive management team who are on the Board.

“We are honored to welcome General Kadish to our Board of Directors,” said Mr. David W. Thompson, Orbital’s Chairman and Chief Executive Officer. “With the significant role that Orbital is playing in the development of the country’s missile defense systems, General Kadish’s strategic insight, gained from years of experience in these and other Department of Defense acquisition programs, should serve the company well as we chart a path of growth in national defense and intelligence markets.”

General Kadish retired from the Air Force in September 2004 after over three decades of distinguished service. His military career culminated with his appointment as the Director of the Ballistic Missile Defense Organization in 1999, which was renamed the Missile Defense Agency in 2002, reflecting the increased national priority in developing defensive systems to protect the country from ballistic missile attack. He served as Director until his retirement in 2004.

Prior to leading the country’s missile defense effort, General Kadish served in numerous assignments with the Air Force, including the Commander of the Electronic Systems Center at Hanscom Air Force Base. He also served as Program Director for several military aircraft platforms, including the F-15 and F-16 fighter aircraft and the C-17 transport aircraft. General Kadish holds a Senior Pilot rating from the Air Force, having logged over 2,500 hours of flight time, primarily aboard the C-130 transport aircraft.

Following his retirement from the Air Force, General Kadish joined the consulting firm Booz Allen Hamilton, Inc., where he currently serves as Vice President and Partner. He holds a Bachelor of Science degree in Chemistry from St. Joseph’s University, a Masters degree in Business Administration from the University of Utah, and is a graduate of both the Industrial College of the Armed Forces and the Defense Systems Management College.

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Orbital Names Ronald T. Kadish to Board of Directors

General Kadish received many major awards and decorations throughout his Air Force career, among them the Defense Distinguished Service Medal with oak leaf cluster, the Distinguished Service Medal and the Legion of Merit.

About Orbital

Orbital is one of the world’s leading developers and manufacturers of affordable space systems for commercial, civil government and military customers. The company’s primary products are satellites and launch vehicles, including geostationary and low-orbit spacecraft for communications, remote sensing and scientific missions; ground- and air-launched rockets that deliver satellites into orbit; and missile defense boosters that are used as interceptor and target vehicles. Orbital also offers space-related technical services to government agencies and develops and builds satellite-based transportation management systems for public transit agencies and private vehicle fleet operators.

More information about Orbital can be found at http://www.orbital.com

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